Exhibit 99.1

News Release

Trustmark Announces Change to Format for Annual Meeting of Shareholders

Meeting to be Held Solely Via Live Online Webcast

JACKSON, Miss. – April 14, 2020 – Trustmark Corporation (Nasdaq: TRMK) today announced that, due to the emerging public health impact of the coronavirus outbreak (“COVID-19”), the recent shelter in place order from the Governor of Mississippi and out of concern for the health and well-being of our associates, shareholders and the community, the location and format of Trustmark’s 2020 Annual Meeting of Shareholders (“Annual Meeting”) will be changed.  The Annual Meeting will be held solely via a live online webcast on April 28, 2020 at 1:00 p.m. Central Time. Shareholders will not be able to attend the Annual Meeting in person.

As described in the Notice of 2020 Annual Meeting of Shareholders and Definitive Proxy Statement, shareholders at the close of business on the record date, March 2, 2020, are entitled to participate in the Annual Meeting. Shareholders can attend the Annual Meeting via a live online webcast at www.virtualshareholdermeeting.com/TRMK2020 on April 28, 2020 at 1:00 p.m. Central Time.  To access the Annual Meeting online, shareholders must enter the 16-digit voting control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials, or email previously received. Shareholders may vote during the Annual Meeting by following the instructions available on the website during the meeting.

Trustmark encourages eligible shareholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the proxy materials previously distributed. Shareholders attending the Annual Meeting via live online webcast will have the opportunity to vote their shares during the Annual Meeting.

About Trustmark

Trustmark is a bank holding company headquartered in Jackson, Mississippi. Through its subsidiaries, Trustmark operates as a financial services organization providing banking and financial solutions through 188 offices in Alabama, Florida, Mississippi, Tennessee and Texas.

Trustmark Investor Contacts:

Louis E. Greer

Treasurer and Principal Financial Officer

601-208-2310

F. Joseph Rein, Jr.

Senior Vice President

601-208-6898

Trustmark Media Contact:

Melanie A. Morgan

Senior Vice President

601-208-2979